EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Travis Lan
Senior Executive Vice President and
Chief Financial Officer
973-686-5007

VALLEY NATIONAL BANCORP ANNOUNCES REDEMPTION OF $115,000,000 AGGREGATE PRINCIPAL AMOUNT OF 5.25% FIXED-TO-FLOATING RATE SUBORDINATED NOTES DUE 2030

NEW YORK, NY – Friday, May 16, 2025 – Valley National Bancorp (NASDAQ: VLY), the holding company for Valley National Bank, today announced the redemption, in full, of its 5.25% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Notes”) in an aggregate principal amount of $115,000,000. The redemption date for the Notes is June 15, 2025 (the “Redemption Date”). The Notes will be redeemed at a redemption price of 100% of the principal amount plus accrued and unpaid interest to, but excluding, the Redemption Date.

In accordance with the terms of the Notes, the holders of the Notes will receive notice of the redemption and further instructions and details related to the process of such redemption. Interest on the Notes will cease to accrue on and after the Redemption Date, and no Notes will remain outstanding following the redemption.

Ira Robbins, Chief Executive Officer, commented, “Over the last few years we have strengthened our balance sheet which has positioned us to redeem the Notes. We are pleased to have the financial flexibility to further optimize the efficiency of our capital base while maintaining the ability to support our strategic initiatives.”

About Valley
As the principal subsidiary of Valley National Bancorp, Valley National Bank is a regional bank with approximately $62 billion in assets. Valley is committed to giving people and businesses the power to succeed. Valley operates many convenient branch locations and commercial banking offices across New Jersey, New York, Florida, Alabama, California, and Illinois, and is committed to providing the most convenient service, the latest innovations and an experienced and knowledgeable team dedicated to meeting customer needs. Helping communities grow and prosper is the heart of Valley’s corporate citizenship philosophy. To learn more about Valley, go to prosper is the heart of Valley’s corporate citizenship philosophy. To learn more about Valley, go to www.valley.com or call our Customer Care Center at 800-522-4100.

Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s expectations with respect to the redemption. Such forward-looking statements involve certain risks and uncertainties. Actual outcomes may differ materially from such forward-looking statements. Factors that may cause actual outcomes to differ materially from those contemplated by such forward-looking statements are included in Valley’s filings with the Securities and Exchange Commission, including Part I, Item 1A “Risk Factors” of Valley’s Annual Report on Form 10-K for the year ended December 31, 2024. Valley undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in its expectations, except as required by law. Although Valley believes that the expectations reflected in the forward-looking statements are reasonable, future results, levels of activity, performance and achievements cannot be guaranteed.

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